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                                                                     EXHIBIT 3.5

                              OMNIPOINT CORPORATION

                           CERTIFICATE OF DESIGNATION

                                establishing the

             Voting Powers, Designations, Preferences, Limitations,
                      Restrictions, and Relative Rights of

                            SERIES E PREFERRED STOCK

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

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          OMNIPOINT CORPORATION, a Delaware corporation (the "Issuer"), does hereby certify that pursuant to authority conferred upon the Board of Directors of the Issuer by its Amended and Restated Certificate of Incorporation and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution establishing the Issuer's Series E Preferred Stock was duly adopted by the Board of Directors, on October __, 1999, and such resolution remains in full force and effect. Certain capitalized terms used herein are defined in Article 7.

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Section Fourth (B) of the Amended and Restated Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation"), and pursuant to Section 151(g) of the General Corporation Laws of the State of Delaware, there be established from the 10,000,000 shares of Preferred Stock, $0.01 par value, of the Corporation, authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock, consisting of 1,800,000 shares of Series E Preferred Stock, having the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows:

      1. Designation and Number of Shares. The series will be known as the "Series E Preferred Stock" (the "Series E Preferred Stock"), and will be a series consisting of 1,800,000 shares of the authorized but unissued preferred stock of the Issuer.




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      2. Dividends. Each share of the Series E Preferred Stock will be deemed to be, and treated for all purposes relating to the declaration and payment of dividends as, equal to the number of shares of Common Stock multiplied by the Conversion Ratio.

      3.  Ranking.

                  (a) Outstanding shares of the Series E Preferred Stock (as adjusted by the Conversion Ratio) will, with respect to distributions upon the liquidation, winding up or dissolution of the Issuer, rank on parity with the Common Stock.

                  (b) Except as otherwise expressly provided herein, the Issuer may amend the Certificate of Incorporation to authorize or establish one or more additional classes or series of Capital Stock, authorize, approve and file certificates of designation relating thereto, and issue without restriction from time to time, any classes or series thereof.

      4.  Voting Rights.

                  (a) Each share of Series E Preferred Stock shall have voting rights equal to one share of Common Stock multiplied by the Conversion Ratio.

                  (b) The creation, authorization or issuance of any shares of Parity Securities or any other Capital Stock, or an increase or decrease in the amount of authorized Capital Stock of any class, including any Series E Preferred Stock, does not and will not require the consent of the Holders of the Series E Preferred Stock and does not and will not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of the Series E Preferred Stock.

      5. Certain Definitions. Set forth below are certain defined terms used in this Certificate of Designation.

            "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

            "Conversion Ratio" has the meaning of such term set forth in the Agreement and Plan of Merger dated as of October 20, 1999 by and between the Issuer and East/West Communications, Inc.

            "Holder" means a Person in whose name shares of Capital Stock is registered.

            "Issuer" means Omnipoint Corporation, a Delaware corporation.

            "Parity Security" means any other class or series of Capital Stock of the Issuer with a ranking for purposes of any liquidation or the payment of dividends that is on par with that of the Series E Preferred Stock.



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            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

      6. Transfer Agent and Registrar. The initial transfer agent and registrar for the Series E Preferred Stock is Chase Manhattan Bank (the "Transfer Agent"). The Issuer may, in its sole and absolute discretion, remove the Transfer Agent and appoint a successor transfer agent.

      7. No Fractional Shares. The Series E Preferred Stock is issuable in whole shares.

      IN WITNESS WHEREOF, Omnipoint Corporation has caused this Certificate of Designation to be executed and attested to by the undersigned as of October __, 1999.

                                    OMNIPOINT CORPORATION

                                    By:
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                                          Douglas G. Smith
                                          President and Chief Executive Officer

Attest:
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       Edwin M. Martin, Jr.
       Secretary



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